                                                                    Exhibit 99.1


                                               FROM:  KENNAMETAL INC.
[KENNAMETAL logo]                                     P.O. Box 231
                                                      Latrobe, PA 15650

                                                      Investor Relations
                                                      724-539-6141
                                                      Contact:  Beth A. Riley

                                                      Media Relations
                                                      724-539-4618
                                                      Contact:  Steve Halvonik

                                                      DATE:  January 29, 2003

                                        FOR RELEASE:  Immediate


                      KENNAMETAL MEETS QUARTER EXPECTATIONS
                      Widia Integration Progressing Rapidly

LATROBE, Pa., January 29, 2003 - Kennametal Inc. (NYSE: KMT) today reported fiscal 2003 second quarter earnings of $0.27 per diluted share compared with earnings of $0.32 per diluted share last year, excluding special items in each period. On the same basis through the first six months, earnings were $0.58 per diluted share versus last year's earnings of $0.75.

Fiscal 2003 second quarter earnings included the expected $0.05 dilution from the Widia acquisition.

-------------------------------------------------------------------------------
                   EARNINGS PER SHARE EXCLUDING SPECIAL ITEMS

           Company Guidance (10/23/02)                 $0.24 to $0.29

           Analyst Estimate Range (01/21/03)           $0.25 to $0.30

           Earnings, Excluding Special Items                 $0.27
--------------------------------------------------------------------------------

On a reported basis, diluted earnings per share were $0.07 for the quarter, above last year's loss per share of $0.08. For the first six months, reported diluted earnings per share were $0.38 against last year's loss per share of $7.66. The prior year included a non-cash SFAS 142 impairment charge associated with the adoption of SFAS No. 142 "Goodwill and Other Intangible Assets".

Kennametal Chairman, President and Chief Executive Officer, Markos I. Tambakeras, said, "Through the December quarter, and despite a persistently oblique recovery, we delivered two consecutive months of volume growth to end the quarter. Revenues grew 14 percent, fueled by the Widia acquisition, and we were particularly pleased to improve gross margins by 100 basis points as the Kennametal Lean Enterprise, prior restructurings and continued pricing discipline all delivered additional benefits."



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                                       -2-


Tambakeras continued, "Our technological leadership was affirmed as we achieved a significant milestone in the quarter by earning 41 percent of our sales from new products. At the same time, we continue to generate strong cash flow and manage our capital expenditures very prudently. We are also aggressively focused on our customer acquisition process to accelerate market share growth."

-------------------------------------------------------------------------------
SECOND QUARTER HIGHLIGHTS
-------------------------------------------------------------------------------

o Sales of $431.7 million were 14 percent above last year's $380.3 million. Sales growth was driven by a 14 percent positive benefit from net acquisitions and divestitures, and also included a 1 percent benefit from foreign currency exchange.

o Gross profit margin, excluding special charges in both periods, of 31.9 percent increased 100 basis points compared with the second quarter of fiscal 2002. Manufacturing efficiencies from the Kennametal Lean Enterprise and a benefit from foreign currency exchange offset the combination of lower Widia margins, unfavorable customer and product mix and $1.6 million in decreased pension income.

o Operating expense for the quarter increased 23 percent, to $114.4 million, excluding special charges. Excluding $15.9 million in net acquisition and divestiture operating expense and $2.6 million unfavorable foreign currency exchange, operating expense was just 3 percent above prior year.

o The current quarter included net special charges of $9.9 million, or $0.20 per diluted share, primarily associated with the 5 percent salaried workforce reduction announced last quarter. Prior-year results included special charges of $18.3 million, or $0.40 per diluted share, associated with previously announced restructurings. Prior year charges were divided approximately evenly among the J&L/FSS business improvement plan, the closure of two IPG drill plants and the closure of the Chicago, IL Electronics plant.

o Interest expense of $9.6 million was 16 percent above the same quarter last year on a higher average debt level for the quarter associated with the Widia acquisition.

o The effective tax rate, excluding special charges, for the December 2002 quarter was 27.6 percent, compared with prior year of 32.0 percent. The December tax rate includes a year-to-date adjustment to bring the previously announced full-year effective tax rate to 30.0 percent.

o Excluding special items, net income was $9.4 million for the quarter, a 5 percent decrease compared with net income of $10.0 million last year. Reported net income was $2.5 million against net loss of $2.5 million in the same quarter last year.


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o        Decreased pension income reduced earnings per diluted share by $0.04 for the quarter versus the prior year. Pretax income for the quarter was reduced by $1.8 million (non-cash) compared to the same period in fiscal 2002 due to the effect of a decrease in the expected rate of return on Kennametal's pension fund assets, coupled with lower discount rates associated with pension and other postretirement benefit liabilities.

o Free operating cash flow remains strong and on plan at $25.4 million, versus $49.8 million in the same period last year. Primary working capital continues to be tightly controlled with its ratio to sales at
         27.5 percent, slightly better than prior year. Primary working capital of $510.7 million was up 20 percent, or $82 million, from the same period last year entirely due to the impact of the Widia acquisition.

o Total debt was $617 million, up $206 million from June 2002, primarily due to the closing of the Widia acquisition.

OUTLOOK
Global economic recovery remains largely stalled as 2003 begins, with only modest expectations for recovery in the U.S., and continued weak economic indicators in Europe and Japan. Well-publicized geopolitical tensions further constrain the potential for near-term growth. Tambakeras said, " Previous indicators that a definitive recovery would begin early in calendar 2003 have not been borne out. Capacity utilization remains stuck at 75%, current indicators now suggest U.S. industrial production growth of at most one percent in the first half of the current calendar year, and the European outlook is even softer. The revised economic outlook has required us to moderate our previous growth assumptions for the second half of our fiscal year. However, we continue to be highly confident in strong sales acceleration and earnings leverage when the economy recovers."

Tambakeras continued, "While disappointed by the delayed economic recovery, we are extremely pleased by the progress in our integration of the Widia acquisition. The integration is ahead of schedule in both Europe and India. Restructuring activities are on-track, synergies are being realized and a comprehensive IT integration is complete. In February, just five months after acquiring the company, our European sales and service organization will be fully integrated. The combined force will provide our customers even more complete and enhanced tooling solutions from a single supplier. At the same time, we have substantially improved our own operational effectiveness and productivity through the integration."

Based on assumptions that the first half of calendar 2003 will be weaker than predicted earlier, sales for the third quarter of fiscal 2003 are expected to grow 18 to 20 percent, with diluted earnings per share between $0.47 and $0.52, excluding special charges. The earnings assumption includes $0.04 of dilution from Widia.


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                                       -4-


For the year ending in June 2003, sales are anticipated to grow 12 to 14 percent, and diluted earnings per share are forecasted to range from $1.65 to $1.80, excluding special charges. The earnings assumption includes $0.10 of dilution from Widia. Despite the reduction in earnings expectations, cash flow for the year is still expected to exceed $100 million.

As previously announced, a reduction in pension income is lowering diluted EPS for the year by $0.15 per share, or approximately $0.04 per share per quarter.

DIVIDEND DECLARED
Kennametal also announced its Board of Directors declared a quarterly cash dividend of $0.17 cents per share, payable February 25, 2003, to shareowners of record as of the close of business February 10, 2003.

Second quarter results will be discussed in a live Internet broadcast at 10:00 a.m. today. Access the live or archived conference by visiting the Investor Relations section of Kennametal's corporate web site at www.kennametal.com.

This release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by the fact they use words such as "should," "anticipate," "estimate," "approximate," "expect," "may," "will," "project," "intend," "plan," "believe," and others words of similar meaning and expression in connection with any discussion of future operating or financial performance. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements are likely to relate to, among other things, our goals, plans and projections regarding our financial position, results of operations, market position and product development, which are based on current expectations that involve inherent risks and uncertainties, including factors that could delay, divert or change any of them in the next several years. Although it is not possible to predict or identify all factors, they may include the following: global economic conditions; risks associated with integrating and divesting businesses and achieving the expected savings and synergies; demands on management resources; risks associated with international markets such as currency exchange rates, and social and political environments; competition; labor relations; commodity prices; demand for and market acceptance of new and existing products; and risks associated with the implementation of restructuring plans and environmental remediation matters. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

Kennametal Inc. aspires to be the premier tooling solutions supplier in the world with operational excellence throughout the value chain and best-in-class manufacturing and technology. Kennametal strives to deliver superior shareowner value through top-tier financial performance. The company provides customers a broad range of technologically advanced tools, tooling systems and engineering services aimed at improving customers' manufacturing competitiveness. With about 14,500 employees worldwide, the company's annual sales approximate $1.8 billion, with nearly half coming from sales outside the United States. Kennametal is a five-time winner of the GM "Supplier of the Year" award and is represented in more than 60 countries. Kennametal operations in Europe are headquartered in Furth, Germany. Kennametal Asia Pacific operations are headquartered in Singapore. For more information, visit the company's web site at www.kennametal.com

                                   # # # # #


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                                       -6-


                              FINANCIAL HIGHLIGHTS

Consolidated financial highlights for Kennametal Inc. (NYSE: KMT) for the quarters and six-month periods ended December 31, 2002 and 2001 are shown in the following tables (in thousands, except per share amounts).

CONSOLIDATED STATEMENTS OF INCOME

                                                                               Quarter Ended                Six Months Ended
                                                                                December 31,                   December 31,
                                                                           ------------------------      ------------------------
                                                                             2002           2001           2002           2001
                                                                           ---------      ---------      ---------      ---------
Net sales                                                                  $ 431,731      $ 380,338      $ 835,949      $ 786,992

        Cost of goods sold                                                   294,248        263,873        567,497        540,688
                                                                           ---------      ---------      ---------      ---------

Gross profit                                                                 137,483        116,465        268,452        246,304

        Operating expense(1)                                                 115,677         93,139        220,512        193,016

        Restructuring and asset impairment charges                             8,561         17,128          8,380         18,706

        Amortization of intangibles                                            1,300            689          2,114          1,379
                                                                           ---------      ---------      ---------      ---------

Operating income                                                              11,945          5,509         37,446         33,203

        Interest expense                                                       9,594          8,290         18,079         17,655

        Other (income) expense, net(2)                                        (1,721)           105         (1,127)          (165)
                                                                           ---------      ---------      ---------      ---------

Income (loss) before provision for income taxes and minority interest          4,072         (2,886)        20,494         15,713

Provision for income taxes                                                       893           (923)         6,148          5,029

Minority interest                                                                709            497          1,047            701
                                                                           ---------      ---------      ---------      ---------

Income (loss) before cumulative effect of change in accting. principle         2,470         (2,460)        13,299          9,983

Cumulative effect of change in accounting principle, net of tax(3)                --             --             --       (250,406)
                                                                           ---------      ---------      ---------      ---------

Net income (loss)                                                          $   2,470      $  (2,460)     $  13,299      $(240,423)
                                                                           =========      =========      =========      =========

Diluted earnings (loss) per share                                          $    0.07      $   (0.08)     $    0.38      $   (7.66)
                                                                           =========      =========      =========      =========

Dividends per share                                                        $    0.17      $    0.17      $    0.34      $    0.34
                                                                           =========      =========      =========      =========

Diluted weighted average shares outstanding                                   35,414         30,926         35,379         31,405
                                                                           =========      =========      =========      =========





(1) For the quarter and six months ended December 31, 2002, these amounts include charges of $1.3 million and $2.0 million, respectively, for integration activities related to the Widia acquisition.

(2) For the quarters ended December 31, 2002 and 2001, these amounts include charges of $0.5 million and $0.6 million, respectively, for fees incurred in connection with the company's accounts receivable securitization program. For the six months ended December 31, 2002 and 2001, these amounts include similar charges of $1.1 million and $1.5 million, respectively.

(3) For the six months ended December 31, 2001, this amount represents a non-cash charge for the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."




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                                      -7-



                        FINANCIAL HIGHLIGHTS (CONTINUED)

The following tables provide a comparison of the company's reported results, and the results excluding special items, for fiscal 2003 and fiscal 2002

QUARTER ENDED DECEMBER 31,

                                                                                             Diluted
                                             Gross         Operating       Net Income      Earn./(Loss)
                                             Profit          Income         /(Loss)         Per Share
                                             ------        ---------       ----------      ------------
2002 Reported Results                       $137,483        $ 11,945        $  2,470         $   0.07
       MSSG Restructuring                         --           4,849           3,394             0.10
       AMSG Restructuring                         --           2,259           1,577             0.04
       Corporate Restructuring                    --             958             670             0.02
       Widia Integration Costs                    54           1,364             970             0.03
                                            --------        --------        --------         --------
            Total Core Business                   54           9,430           6,611             0.19
                                            --------        --------        --------         --------
       J&L Restructuring                          --             466             327             0.01
       FSS Restructuring                          --              29              20               --
                                            --------        --------        --------         --------
            Total Non-Core Business               --             495             347             0.01
                                            --------        --------        --------         --------
2002 Results Excluding Special Items        $137,537        $ 21,870        $  9,428         $   0.27
                                            ========        ========        ========         ========

2001 Reported Results                       $116,465        $  5,509        $ (2,460)        $  (0.08)
       MSSG Restructuring                         --           6,247           4,248             0.14
       AMSG Restructuring                        750           5,954           4,049             0.13
       Corporate Restructuring                    --             157             107               --
                                            --------        --------        --------         --------
            Total Core Business                  750          12,358           8,404             0.27
                                            --------        --------        --------         --------
       J&L Restructuring                         399           5,853           3,980             0.13
       FSS Restructuring                          --              66              44               --
                                            --------        --------        --------         --------
            Total Non-Core Business              399           5,919           4,024             0.13
                                            --------        --------        --------         --------
2001 Results Excluding Special Items        $117,614        $ 23,786        $  9,968         $   0.32
                                            ========        ========        ========         ========


SIX MONTHS ENDED DECEMBER 31,

                                                                                             Diluted
                                             Gross         Operating       Net Income      Earn./(Loss)
                                             Profit          Income         / (Loss)        Per Share
                                             ------        ---------       ----------      ------------
2002 Reported Results                       $ 268,452        $  37,446       $  13,299        $   0.38
       MSSG Restructuring                          --            4,849           3,394            0.10
       AMSG Restructuring                          --            2,078           1,454            0.04
       Corporate Restructuring                     --              958             670            0.02
       Widia Integration Costs                     54            2,075           1,453            0.03
                                            ---------        ---------       ---------        --------
            Total Core Business                    54            9,960           6,971            0.19
                                            ---------        ---------       ---------        --------
       J&L Restructuring                           --              466             327            0.01
       FSS Restructuring                           --               29              20              --
                                            ---------        ---------       ---------        --------
            Total Non-Core Business                --              495             347            0.01
                                            ---------        ---------       ---------        --------
2002 Results Excluding Special Items        $ 268,506        $  47,901       $  20,617        $   0.58
                                            =========        =========       =========        ========

2001 Reported Results                       $ 246,304        $  33,203       $(240,423)       $  (7.66)
       MSSG Restructuring                          --            6,237           4,241            0.14
       AMSG Restructuring                         750            5,954           4,049            0.13
       Corporate Restructuring                     --              157             107              --
       MSSG ( Adoption of SFAS 142)                --               --         168,314            5.37
       AMSG ( Adoption of SFAS 142)                --               --          82,092            2.61
                                            ---------        ---------       ---------        --------
            Total Core Business                   750           12,348         258,803            8.25
                                            ---------        ---------       ---------        --------
       J&L Restructuring                          399            7,471           5,079            0.16
       FSS Restructuring                           --               36              25              --
                                            ---------        ---------       ---------        --------
            Total Non-Core Business               399            7,507           5,104            0.16
                                            ---------        ---------       ---------        --------
2001 Results Excluding Special Items        $ 247,453        $  53,058       $  23,484        $   0.75
                                            =========        =========       =========        ========


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                                      -9-


                        FINANCIAL HIGHLIGHTS (CONTINUED)


SEGMENT DATA:

                                                                  Quarter Ended                    Six Months Ended
                                                                   December 31,                       December 31,
                                                           ---------------------------         ---------------------------
                                                             2002              2001              2002              2001
                                                           ---------         ---------         ---------         ---------
Sales:
Metalworking Solutions and Services Group                  $ 280,646         $ 218,078         $ 526,148         $ 441,035
Advanced Materials Solutions Group                            72,682            71,614           151,999           154,619
J&L Industrial Supply                                         48,076            56,003            96,283           115,124
Full Service Supply                                           30,327            34,643            61,519            76,214
                                                           ---------         ---------         ---------         ---------
Total Sales                                                $ 431,731         $ 380,338         $ 835,949         $ 786,992
                                                           =========         =========         =========         =========

Sales By Geographic Region:
Within the United States                                   $ 229,506         $ 242,509         $ 468,630         $ 508,235
International                                                202,225           137,829           367,319           278,757
                                                           ---------         ---------         ---------         ---------
Total Sales                                                $ 431,731         $ 380,338         $ 835,949         $ 786,992
                                                           =========         =========         =========         =========

Operating Income (Loss), as reported:
Metalworking Solutions and Services Group                  $  18,017         $  17,410         $  42,332         $  42,081
Advanced Materials Solutions Group                             5,716              (652)           16,396             9,711
J&L Industrial Supply                                          1,722            (3,665)            3,886            (2,933)
Full Service Supply                                             (332)              247              (351)            1,419
Corporate and Eliminations                                   (13,178)           (7,831)          (24,817)          (17,075)
                                                           ---------         ---------         ---------         ---------
Total Operating Income                                     $  11,945         $   5,509         $  37,446         $  33,203
                                                           =========         =========         =========         =========

Operating Income (Loss), excluding special charges:
Metalworking Solutions and Services Group                  $  24,226         $  23,657         $  49,252         $  48,318
Advanced Materials Solutions Group                             7,979             5,302            18,478            15,665
J&L Industrial Supply                                          2,188             2,188             4,352             4,538
Full Service Supply                                             (303)              313              (322)            1,455
Corporate and Eliminations                                   (12,220)           (7,674)          (23,859)          (16,918)
                                                           ---------         ---------         ---------         ---------
Total Operating Income                                     $  21,870         $  23,786         $  47,901         $  53,058
                                                           =========         =========         =========         =========


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                                       -10-


                        FINANCIAL HIGHLIGHTS (CONTINUED)

CASH FLOW INFORMATION


                                               Quarter Ended                     Six Months Ended
                                                December 31,                        December 31,
                                         ---------------------------         ---------------------------
                                           2002              2001              2002              2001
                                         ---------         ---------         ---------         ---------
Net income                               $   2,470         $  (2,460)        $  13,299         $(240,423)
Adoption of SFAS 142                            --                --                --           250,406
Other Non-cash items                         3,883            16,154             6,336            18,221
Depreciation and amortization               20,914            18,591            39,980            37,302
Change in primary working capital           16,715            43,645            18,675            38,216
Change in other working capital             (7,319)          (16,996)           (2,879)          (32,741)
                                         ---------         ---------         ---------         ---------
Cash flow from operations                   36,663            58,934            75,411            70,981
Capital expenditures                       (11,536)          (10,087)          (22,011)          (20,114)
Proceeds from asset disposals                  238               920               843             3,525
                                         ---------         ---------         ---------         ---------
Free operating cash flow                 $  25,365         $  49,767         $  54,243         $  54,392
                                         =========         =========         =========         =========


CONDENSED BALANCE SHEETS

                                                                               Quarter Ended
                                             ----------------------------------------------------------------------------------
                                              12/31/02          9/30/02           6/30/02           3/31/02           12/31/01
                                             ----------        ----------        ----------        ----------        ----------
ASSETS
Cash and equivalents                         $   18,155        $   14,300        $   10,385        $   10,705        $   10,414
Accounts receivable, net of allowance           199,261           221,313           179,101           168,094           162,916
Inventories                                     403,530           403,590           345,076           351,129           367,724
Deferred income taxes                            80,204            71,084            71,375            82,949            83,987
Other current assets                             53,868            40,110            31,447            28,064            24,728
                                             ----------        ----------        ----------        ----------        ----------
  TOTAL CURRENT ASSETS                          755,018           750,397           637,384           640,941           649,769
                                             ----------        ----------        ----------        ----------        ----------
Property, plant and equipment, net              480,066           480,696           435,116           438,505           448,263
Goodwill and Intangible assets, net             479,122           467,140           367,992           370,324           371,263
Other assets                                    104,937           109,225            83,119            60,458            60,797
                                             ----------        ----------        ----------        ----------        ----------
  TOTAL                                      $1,819,143        $1,807,458        $1,523,611        $1,510,228        $1,530,092
                                             ==========        ==========        ==========        ==========        ==========

LIABILITIES
Short-term debt                              $   17,591        $   16,992        $   23,480        $  383,639        $  406,677
Accounts payable                                 92,114           101,823           101,586            93,810           101,817
Accrued liabilities                             171,726           171,045           137,034           152,867           148,428
                                             ----------        ----------        ----------        ----------        ----------
   TOTAL CURRENT LIABILITIES                    281,431           289,860           262,100           630,316           656,922

Long-term debt                                  599,425           599,615           387,887           164,257           173,514
Deferred income taxes                            46,801            53,475            52,570            52,564            51,815
Other liabilities                               135,101           125,816            96,421            88,720            89,880
                                             ----------        ----------        ----------        ----------        ----------
   TOTAL LIABILITIES                          1,062,758         1,068,766           798,978           935,857           972,131
                                             ----------        ----------        ----------        ----------        ----------

MINORITY INTEREST                                18,656            17,685            10,671             8,907             9,271
                                             ----------        ----------        ----------        ----------        ----------

SHAREOWNERS' EQUITY                             737,729           721,007           713,962           565,464           548,690
                                             ----------        ----------        ----------        ----------        ----------

   TOTAL                                     $1,819,143        $1,807,458        $1,523,611        $1,510,228        $1,530,092
                                             ==========        ==========        ==========        ==========        ==========



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